UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 15, 2007

READING INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

1-8625	95-3885184
(Commission File Number)	(I.R.S. Employer Identification No.)

500 Citadel Drive Suite 300 Commerce, California	90040
(Address of Principal Executive Offices)	(Zip Code)

(213) 235-2240
(Registrant’s Telephone Number, Including Area Code)

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 15, 2007, the Board of Directors of Reading International, Inc. (“Reading”) approved a Supplemental Executive Retirement Plan (“SERP”) pursuant to which Reading has agreed to provide James J. Cotter, its Chief Executive Officer and Chairman of the Board of Directors, supplemental retirement benefits effective March 1, 2007, to reward him for his more than 15 years of service to Reading and its predecessors. Under the SERP, Mr. Cotter will receive a monthly payment of the greater of (i) 40% of the average monthly earnings over the highest consecutive 36-month period of earnings prior to Mr. Cotter’s separation from service with Reading or (ii) $25,000 for his life, with a guarantee of 180 monthly payments following his separation from service with Reading. The beneficiaries under the SERP may be designated by Mr. Cotter or by his beneficiary following his or his beneficiary’s death. The benefits under SERP are fully vested as of March 1, 2007.

The SERP initially will be unfunded, but Reading may choose to establish one or more grantor trusts from which to pay the SERP benefits. As such, the SERP benefits are unsecured, general obligations of Reading. The SERP is administered by the Compensation Committee of the Board of Directors of Reading.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

READING INTERNATIONAL, INC. By: /s/ Andrzej Matyczynski
Dated: March 20, 2007	Andrzej Matyczynski Chief Financial Officer